Exhibit 21

SUBSIDIARIES OF THE COMPANY

Name	Jurisdiction of Incorporation/Organization
ITG Inc.	Delaware
ITG Capital, Inc.	Delaware
AlterNet Securities, Inc.	Delaware
ITG Ventures Inc.	Delaware
ITG Software Solutions, Inc.	Delaware
ITG Global Production, Inc.	Delaware
ITG Global Trading Incorporated	Delaware
ITG Execution Services, Inc.	Delaware
ITG Solutions Network, Inc.	Delaware
ITG Analytics, Inc.	Delaware
Hoenig Group Inc.	Delaware
The Macgregor Group, Inc	Delaware
Blackwatch Brokerage Inc.	Delaware
Radical Corporation	Delaware
Block Alert LLC	Delaware
Plexus Plan Sponsor Group, Inc.	California
Investment Technology Group International Limited	Ireland
ITG Ventures Ltd.	Ireland
Investment Technology Group Limited	Ireland
Investment Technology Group Europe Limited	Ireland
ITG Investment Technology Group (Israel) Ltd.	Israel
ITG Australia Holdings PTY Ltd.	Australia
ITG Pacific Holdings PTY Limited	Australia
ITG Australia Limited.	Australia
Vitic Nominees PTY Ltd	Australia
Veran Nominees PTY Ltd.	Australia
Australian POSIT PTY Ltd.	Australia
ITG Canada Corp.	Nova Scotia
ITG Canada Holdings Corp.	Nova Scotia
TriAct Canada Marketplace Corp	Nova Scotia
TriAct Canada Marketplace LP	Ontario
E-Crossnet Limited.	United Kingdom
ITG Solutions Network UK, Ltd.	United Kingdom
Hoenig & Company Limited	United Kingdom
ITG Asia Holdings Ltd.	Bermuda
ITG Japan Ltd.	Bermuda
ITG Hong Kong Limited.	Hong Kong
ITG Securities (Asia) Limited.	Hong Kong
Hoenig (Far East) Limited	Hong Kong
Arino Holdings Ltd.	Hong Kong
Macgregor Solutions S.L	Spain